Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149992, 333-148703 and 333-138884 on Form S-3 and Registration Statement No. 333-172381 on Form S-8 of our report dated March 31, 2011, relating to the consolidated financial statements of Deerfield Capital Corp., and the effectiveness Deerfield Capital Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Deerfield Capital Corp. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 31, 2011